AllinaceBernstein Variable Products Series Fund

Item 77E
Legal Proceedings

As has been previously reported in the press, the staff of the U.S. Securities and exchange Commission ("SEC") and the New York Attorney General's Office ("NYAG") have been investigating practices in the mutual fund industry identified as "market timing" and "late trading" of mutual fund shares. Certain other regulatory authorities have also been conducting investigations into these practices within the industry and have requested that Alliance Capital Management L.P. (the "Adviser") provide information to them. The Adviser has been cooperating and will continue to cooperate with all of these authorities.

On December 18, 2003, the Adviser confirmed that it had reached terms with the SEC and the NYAG for the resolution of regulatory claims relating to the practice of "market timing" mutual fund shares in some of the AllianceBernstein Mutual Funds. The agreement with the SEC is reflected in an Order of the Commission ("SEC Order"). The agreement with the NYAG is subject to final, definitive documentation. Among the key provisions of these agreements are the following:

(i) The Adviser agreed to establish a $250 million fund (the "Reimbursement Fund") to compensate mutual fund shareholders for the adverse effects of market timing attributable to market timing relationships described in the SEC Order. According to the SEC Order, the Reimbursement Fund is to be paid, in order of priority, to fund investors based on (i) their aliquot share of losses suffered by the fund due to market timing, and (ii) a proportionate share of advisory fees paid by such fund during the period of such market timing;

(ii) The Adviser agreed to reduce the advisory fees it receives from some of the AllianceBernstein long-term, open-end retail funds, commencing January 1, 2004, for a period of at least five years. The determination of which funds will have their fees reduced and to what degree is subject to the terms of the definitive agreement with the NYAG; and

(iii) The Adviser agreed to implement changes to its governance and compliance procedures. Additionally, the SEC Order contemplates that the Adviser registered investment company clients, including the Fund, will introduce governance and compliance changes.

In anticipation of final, definitive documentation and effective January 1, 2004, the Adviser began waiving a portion of its advisory fee (please refer to the schedule below for details). The amount of the fee waiver may increase or decrease as a result of a final, definitive agreement with the NYAG.

A special committee of the Adviser's Board of Directors, comprised of the members of the Adviser's Audit Committee and the other independent member of the Adviser's Board, is continuing to direct and oversee an internal investigation and a comprehensive review of the facts and circumstances relevant to theSEC's and the NYAG's investigations.

In addition, the Independent Directors of the Fund ("the Independent Directors") have initiated an investigation of the above-mentioned matters with the advice of an independent economic consultant and independent counsel. The Independent Directors have formed a special committee to supervise the investigation.

On October 2, 2003, a putative class action complaint entitled Hindo et al. v. AllianceBernstein Growth & Income Fund et al. (the "Hindo
 Complaint") was filed against the Adviser; Alliance Capital Management Holding L.P.; Alliance Capital Management Corporation; AXA Financial, Inc.; certain of theAllianceBernstein Mutual Funds, including the Fund; Gerald Malone; Charles Schaffran (collectively, the "Alliance Capital defendants"); and certain other defendants not affiliated with the Adviser. The Hindo Complaint was filed in the United States District Court for the Southern District of New York by alleged shareholders of two of the AllianceBernstein Mutual Funds. The Hindo Complaint alleges that certain of the Alliance Capital defendants failed to disclose that they improperly allowed certain hedge funds and other unidentified parties to engage in late trading and market timing of AllianceBernstein Fund securities, violating Sections 11 and 15 of the Securities Act, Sections
 10(b) and 20(a) of the Exchange Act, and Sections 206 and 215 of the Advisers Act. Plaintiffs seek an unspecified amount of compensatory damages and rescission of their contracts with the Adviser, including recovery of all fees paid to the Adviser pursuant to such contracts.

Since October 2, 2003, numerous additional lawsuits making factual allegations similar to those in the Hindo Complaint were filed against the Adviser and certain other defendants, some of which name the Fund as a defendant. All of these lawsuits seek an unspecified amount of damages.

As a result of the matters discussed above, investors in the AllianceBernstein Mutual Funds may choose to redeem their investments.
 This may require the AllianceBernstein Mutual Funds to sell investments held by those funds to provide for sufficient liquidity and could also have an adverse effect on the investment performance of the AllianceBernstein Mutual Funds.

Advisory Fee Rates

Annual Rates After Fee Waiver

Effective January 1, 2004





Series
Portfolio
Current Annual Rate
1st $2.5 billion
Next $2.5 billion
Over $5 billion
1
AB VP Int'l Value Portfolio
1.00%
0.75%
0.65%
0.60%
2
AB  VP Growth & Income
0.625%
0.55%
0.45%
0.40%
3
AB VP Global Bond Portfolio
0.65%
0.45%
0.40%
0.35%
4
AB VP Premier Growth Portfolio
1.00%
0.75%
0.65%
0.60%
5
AB VP U.S. Gvt High Grade
0.60%
0.45%
0.40%
0.35%
6
AB VP Total Return Portfolio
0.625%
0.55%
0.45%
0.40%
7
AB VP International Portfolio
1.00%
0.75%
0.65%
0.60%
8
AB VP Money Market Portfolio
0.50%
0.45%
0.40%
0.35%
9
AB VP Americas Gvt Income
0.65%
0.50%
0.45%
0.40%
10
AB VP Utility Income Portfolio
0.75%
0.55%
0.45%
0.40%
11
AB VP Global Dollar Gvt
0.75%
0.50%
0.45%
0.40%
12
AB VP Growth Portfolio
0.75%
0.75%
0.65%
0.60%
13
AB VP Worldwide Privitization
1.00%
0.75%
0.65%
0.60%
14
AB VP Small Cap Value Portfolio
1.00%
0.75%
0.65%
0.60%
15
AB VP Value Portfolio
0.75%
0.55%
0.45%
0.40%
16
AB VP Technology Portfolio
1.00%
0.75%
0.65%
0.60%
17
AB VP Quasar Portfolio
1.00%
0.75%
0.65%
0.60%
18
AB VP Real Estate Invt Portfolio
0.90%
0.55%
0.45%
0.40%
19
AB VP High Yield Portfolio
0.75%
0.50%
0.45%
0.40%
20
AB VP U.S. Large Cap Blended Style(a)
0.65%
0.55%
0.50%
**Fees based on the annual rate of the Portfolio's average daily net assets**
(a).95% of the first $5 billion, .90% pf the next $2.5 billion, ..85% of the next $2.5 billion and .80% of the excess over $10 billion of the Portfolio's average daily net assets.